EXHIBIT 99.1

_________________

NUMONYX HOLDINGS B.V.

CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE YEAR ENDED DECEMBER 31, 2009

PricewaterhouseCoopers SA
Avenue Giuseppe-Motta 50
Case postale 2895
1211 Genève 2
Phone +41 58 792 91 00
Fax +41 58 792 91 10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Numonyx Holdings B.V.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive loss, cash flows and changes in shareholders’ equity present fairly, in all material respects, the financial position of Numonyx Holdings B.V and its subsidiaries at December 31, 2009, and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers SA

/s/ Rolf Johner	/s/ Kenneth Postal

Rolf Johner	Kenneth Postal

Geneva, February 28, 2010

NUMONYX HOLDINGS B.V.
CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2009
In Thousands of US Dollars

2009

Net sales	$1,760,703
Other revenues	305
Net revenues	1,761,008

Cost of sales	(1,421,017)
Gross profit	339,991

Selling, general, and administrative expenses	(203,599)
Research and development expenses	(273,002)
Impairment and restructuring charges	(27,404)
Other income and expenses, net	607
Operating loss	(163,407)

Interest expense, net	(74,449)
Income from equity investment	11,605
Loss before income taxes	(226,251)

Income tax expense	(20,529)
Net loss	$(246,780)

The accompanying notes are an integral part of these consolidated financial statements.

NUMONYX HOLDINGS B.V.
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
For the year ended December 31, 2009
In Thousands of US Dollars

2009

Net loss	$(246,780)
Other comprehensive (loss) / income, net of tax:
Foreign currency translation adjustments	(463)
Defined benefit pension plans:
Actuarial loss during the period	(2,916)
Other comprehensive (loss) / income	(3,379)
Comprehensive Loss	$(250,159)

The accompanying notes are an integral part of these consolidated financial statements.

NUMONYX HOLDINGS B.V.
CONSOLIDATED BALANCE SHEET
As of December 31, 2009
In Thousands of US dollars

2009

Assets
Current assets:
Cash and cash equivalents	$546,979
Restricted cash	4,972
Trade accounts receivable, net	173,738
Inventories	511,000
Assets held for sale	78,000
Deferred tax assets	7,506
Other receivables and assets	81,760
Total current assets	1,403,955
Intangible assets, net	149,641
Property, plant and equipment, net	365,901
Restricted cash	20,620
Deferred tax assets	33,228
Equity investment	314,529
Other non-current assets	233,688
1,117,607
Total assets	2,521,562

Liabilities and shareholders’ equity
Current liabilities:
Debt obligations to related parties	78,000
Current portion of long-term debt	941
Trade accounts payable	214,744
Other payables and accrued liabilities	140,148
Deferred tax liabilities	1,962
Total current liabilities	435,795
Long-term debt	451,616
Debt obligations to related parties	296,297
Pension liability	31,290
Long-term deferred tax liabilities	-
Other non-current liabilities	45,862
Total Liabilities	1,260,860

Commitments and contingencies (Note 22)

Share Capital:
Common stock (Ordinary shares: 250,000,000 shares authorized, 210,700,758 shares issued)	332,703
Preferred stock (Preferred A shares: 14,204,545 shares authorized and issued, Preferred A-1 shares: 142,045 shares authorized, none issued)	22,429
Additional paid–in capital	1,420,244
1,775,376
Accumulated deficit	(517,601)
Accumulated other comprehensive income	2,927
Shareholders’ equity	1,260,702
Total liabilities and shareholders’ equity	$2,521,562

The accompanying notes are an integral part of these consolidated financial statements.

NUMONYX HOLDINGS B.V.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the year ended December 31, 2009
In Thousands of US dollars

2009

Cash flows from operating activities:
Net loss	$(246,780)
Adjustments to reconcile net loss to cash flows generated from / (used in) operating activities:
Depreciation and amortization	243,048
Amortization of debt guarantees	36,999
Non-cash interest expense	32,475
Changes in deferred income taxes	1,979
Income from equity investment	(11,605)
Impairment and restructuring charges, net of cash payments	17,942
Gain on sale of other non-current assets	(1,157)
Other non-cash items	6,445
Changes in assets and liabilities:
Trade accounts receivable, net	57,163
Inventories	71,140
Trade accounts payable	(30,901)
Other assets and liabilities, net	(24,075)
Net cash generated from / (used in) operating activities	152,673

Cash flows from investing activities:
Payment for purchase of tangible assets	(66,907)
Proceeds from sales of tangible assets	5,984
Investments in intangible assets	(16,500)
Changes in restricted cash	(4,194)
Net cash used in investing activities	(81,617)

Cash flows from financing activities:
Repayments of debt	(887)
Net cash (used in) / provided by financing activities	(887)

Net cash increase	$70,169
Cash and cash equivalents at beginning of the period	476,810
Cash and cash equivalents at end of the period	$546,979

Supplemental disclosure of cash flow information:
Interest paid	(5,500)
Income taxes paid	(22,040)

The accompanying notes are an integral part of these consolidated financial statements.

NUMONYX HOLDINGS B.V.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the year ended December 31, 2009 and nine month period
In Thousands of US dollars

	Common Stock	Common Stock (Shares)	Preferred Stock	Preferred Stock (Shares)	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive income	Total Shareholders’ Equity

Balance at
December 31, 2008	$332,703	210,700,758	$22,429	14,204,545	$1,420,244	$(270,821)	$6,306	$1,510,861
Net loss						(246,780)		(246,780)
Other comprehensive loss							(3,379)	(3,379)
Balance at
December 31, 2009	$332,703	210,700,758	$22,429	14,204,545	$1,420,244	$(517,601)	$2,927	$1,260,702

The accompanying notes are an integral part of these consolidated financial statements.

NUMONYX HOLDINGS B.V. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY

Numonyx Holdings B.V. (“Numonyx” or “the Company”) is a global manufacturer of non-volatile memory solutions (also commonly referred to as flash memory products). Numonyx focuses on supplying non-volatile memory solutions for a variety of consumer and industrial devices including cellular phones, MP3 players, digital cameras, computers and other high-tech equipment.  The Company was formed in 2008 to be the holding company for the combination of the entire flash memory business of ST Microelectronics (‘STM’), of part of the NOR flash memory business of Intel Corporation (‘Intel’), and a cash investment from a private equity firm, Francisco Partners (‘FP’). STM, Intel and FP own 48.6%, 45.1% and 6.3% voting ownership in Numonyx, respectively.

Since the Company’s formation, to support the establishment and stabilization of Numonyx, STM and Intel provided certain services to Numonyx including supply chain, procurement, site manufacturing, information technology, human resource, and finance & accounting services.  Numonyx compensated STM and Intel for such services in accordance with the terms of the ‘Transition Services Agreements’ which govern the provision of these services. Details of these transactions are included within Note 23, ‘Related Party Transactions’, in the consolidated financial statements.

In accordance with US GAAP, the formation of Numonyx was considered a business combination and STM was considered the accounting acquirer. The impact of this determination is that Numonyx recorded assets contributed by STM at net book value, and assets contributed by Intel at fair market value.

On March 30, 2008 the Company acquired the contributed NOR flash business of Intel in exchange for a 45.1% equity interest in the Company, representing 101,436,851 ordinary shares of Numonyx Holdings B.V. and an interest-bearing long-term loan note in the principal amount of $144.4 million.  The results of these operations have been included in the consolidated financial statements since that date.

The aggregate purchase price of the business from Intel was $822 million. The value of the business was determined based on third party valuations of the contributed business performed using a combination of discounted cash flows and market comparable data.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

At March 30, 2008 (In Millions)
Cash	$51
Inventory	239
Fixed assets	356
Intangible assets	114
Fair value of favorable operating lease	70
Liabilities assumed	(8)
Total	$822

Of the $114 million of acquired intangible assets, $5 million was assigned to research and development assets that were written off at the date of acquisition in accordance with US GAAP. Those write-offs are included in research and development expenses. The remaining $109 million of acquired intangible assets have a weighted-average useful life of approximately 3 years. The intangible assets that make up that amount include a loan guarantee of $79 million (4-year useful life), supply agreement of $19 million (9-month useful life) and product and process technology of $11 million (3-year and 7-year useful lives respectively).

There was no goodwill associated with this business combination.

2.  ACCOUNTING POLICIES

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). All balances and values in the current period are shown in thousands of US dollars unless otherwise stated.

2.1 - Principles of Consolidation
The consolidated financial statements include the accounts of Numonyx Holdings B.V. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. The Company uses the equity method to account for equity investments in instances in which it owns common stock or similar interests and has the ability to exercise significant influence, but not control, over the investee.  The Company’s share in its equity investment’s profit and loss is recognized in the consolidated statement of operations as ‘Income from equity investment’ and in the consolidated balance sheet as an adjustment against the carrying amount of the investment.

2.2 - Use of Estimates
The preparation of consolidated financial statements and disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting period. The primary areas that require significant estimates and judgments by management include sales returns and allowances, allowance for doubtful accounts, inventory reserves and normal manufacturing thresholds to determine costs capitalized in inventory, restructuring charges, assumptions used in calculating pension obligations and deferred income tax assets and liabilities including required valuation allowances. The actual results experienced by the Company could differ materially and adversely from management’s estimates.

2.3 - Foreign Currency
The U.S. dollar is the reporting currency of the Company. The U.S. dollar is the currency of the primary economic environment in which the Company operates since the worldwide semiconductor industry uses the dollar as a currency of reference for actual pricing in the market. The U.S. dollar is the functional currency for the Company and its subsidiaries. The Company’s equity investment has a functional currency other than the US dollar. Monetary transactions and accounts denominated in non-U.S. currencies, such as cash or payables to vendors, have been remeasured to the U.S. dollar at current exchange rates; non-monetary items such as inventory and fixed and intangible assets, are remeasured at historical exchange rates.

2.4 - Revenue Recognition
In accordance with U.S. GAAP, revenue from products sold to customers is recognized when all of the following conditions have been met: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred; (c) selling price is fixed or determinable; and (d) collection is reasonably assured.  This usually occurs at the time of shipment except for sales to certain distribution customers.

During 2008, STM and Intel sold products to, and invoiced customers on behalf of the Company. Billings and related returns and provisions information was then communicated to the Company and recorded in the Company’s financial systems. Revenue was therefore generated in accordance with the terms and conditions of sale of STM and Intel, and recognized in accordance with STM and Intel’s existing policies and procedures. In December 2008, the arrangement with STM ceased and Numonyx began to bill customers directly, in accordance with the Company’s own established terms and conditions.

During 2009, in addition to revenue generated directly by Numonyx, Intel continued to sell products to customers, invoice customers and collect monies due from customers on behalf of the Company. Billings and related returns and provisions information was then communicated to the Company and recorded in the Company’s financial systems. The revenue generated through Intel continued to be generated in accordance with the terms and conditions of sale of Intel, and therefore continued to be recognized in accordance with Intel’s existing policies and procedures. Differences exist between Numonyx terms and conditions of sale and those of Intel. These are described below.

Consistent with standard business practice in the memory industry, price protection is granted to distribution customers on their existing inventory of the Company’s products to compensate them for declines in market prices. For revenue generated directly by Numonyx to distribution customers which relates primarily to revenues assumed from the legacy STM business, revenue is recorded when inventory is shipped. At the time revenue is recorded, the Company records estimated reductions to sales based upon historical experience of product returns, and the impact of price protection. In order to make such estimates, the Company analyzes historical returns, current economic conditions, customer demand and any relevant specific customer information. If the Company is unable to reasonably estimate the level of product returns or other revenue allowances, it could have a significant impact on revenue recognition, potentially requiring deferral of the recognition of additional sales until customers sell the products to their end customers.

For revenue generated through Intel for distribution customers, the Company is unable to reasonably estimate the level of product returns and the impact of price protection based on the terms and conditions of arrangements entered into between Intel and our customers. The Company defers revenue and its related cost of sales, under agreements allowing price protection and /or right of return until the distributors sell the merchandise to their end customers. The net amount is recorded as deferred income on shipments to distributors and is included within ‘Other payables and accrued liabilities’ in the consolidated balance sheet.

Pricing allowances, including discounts based on contractual arrangements with customers, are recorded when revenue is recorded as a reduction to both accounts receivable and revenue.

The Company’s customers occasionally return products for technical reasons. The Company’s standard terms and conditions of sale provide that, if the Company determines that the products are non-conforming, the Company will repair or replace the non-conforming products, or issue a credit or rebate of the purchase price. The Company estimates returns at the time of sale and records the accrued amounts as a reduction of revenue.

The Company includes shipping charges billed to customers in net sales, and includes the related shipping costs in cost of sales.

2.5 - Other revenue
Other revenues consist primarily of sales of materials or scrap product.

2.6 - Research and Development
Research and development costs are charged to expense as incurred.  The amortization recognized on technologies and licenses acquired to facilitate the Company’s research is recorded as research and development expenses.  Funding for research and development is obtained from governmental agencies and the amounts are recorded as a reduction to research and development expenses.

2.7 - Property, Plant and Equipment
Property, plant, and equipment contributed from STM and Intel upon the formation of the Company were initially stated at carrying value for the assets contributed by STM, and at fair value for the assets contributed by Intel, consistent with the treatment of the formation of the Company as a business combination in accordance with U.S. GAAP and with the determination of STM being the accounting acquirer in the business combination.  These assets are being depreciated over their respective remaining useful lives at the time of the transaction.  Property, plant and equipment purchased since the formation of the Company are stated at historical cost.

Additions and major improvements are capitalized, minor replacements and repairs and maintenance are charged to operations in the period in which they are incurred.

Land is not depreciated.  Depreciation on fixed assets acquired after the formation of the Company is computed using the straight-line method over the following estimated useful lives:

Buildings	33 years
Facilities and Leasehold Improvements	5-10 years
Machinery and Equipment	6 years
Computer and Research & Development Equipment	3-7 years

      Reviews are performed if facts and circumstances indicate that the carrying amount of assets may not be recoverable or that the useful life is shorter than originally estimated.  If an impairment indicator exists, the Company assesses the recoverability of its assets held for use by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is measured on the excess of the carrying amount over the fair value of those assets.  If the Company determines that the useful lives are shorter than originally estimated, the net book values of the assets are depreciated prospectively over the newly determined remaining useful lives.

Property, plant and equipment is reclassified as held for sale and depreciation ceases to be recorded when an asset or asset group meets the held for sale criteria as defined under U.S. GAAP.  An impairment charge may be taken against the assets if the estimated selling price is less than the carrying value of the assets.

When property, plant and equipment are retired, sold, or otherwise disposed of, the net book value of the assets is removed from the Company’s books and the net gain or loss is included in ‘Other income and expenses, net’ in the consolidated statement of operations.

Leasing agreements in which a significant portion of the risks and rewards of ownership are retained by the Company are classified as finance leases. These leases are included in ‘Property, Plant and Equipment’ and depreciated over the shorter of the estimated useful life or the lease term. Leasing agreements classified as operating leases are arrangements in which the lessor retains a significant portion of the risks and rewards of ownership of the leased asset. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the period of the lease.

2.8 - Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is based on the weighted average cost by adjusting standard cost to approximate actual manufacturing costs over the average period of inventory holding; the cost is therefore dependent on the Company’s manufacturing performance.  In the case of underutilization of manufacturing facilities, the costs associated with the excess capacity are not included in the valuation of inventories but charged directly to cost of sales in the period incurred.  Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

The Company continuously evaluates the net realizable value of inventory and writes off inventory which has the characteristics of slow-moving, old production date and technical obsolescence.  Additionally, the Company evaluates product inventory to identify obsolete or slow-selling stock and records a specific provision if the Company estimates the inventory will eventually become obsolete.  Provisions for obsolescence are estimated for excess uncommitted inventory based on the previous quarter and anticipated future sales, order backlog and production plans.

2.9 - Income Taxes
The provision for incomes taxes represents the income taxes expected to be paid or the benefit expected to be received related to the current year income or loss in each tax jurisdiction. Deferred tax assets and liabilities are recorded for all temporary differences arising between the tax and book basis of assets and liabilities and for the benefits of tax credits and operating loss carryforwards. Deferred income tax is determined using tax rates and laws that are enacted on the balance sheet date and that are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognized in full but the Company assesses whether it is more likely than not that future taxable profit will be available against which the temporary differences will be utilized. A valuation allowance is provided where necessary to reduce deferred tax assets to the amount for which management considers the possibility of recovery to be more likely than not.

2.10 - Cash and Cash Equivalents
Cash and cash equivalents represent cash on hand with external financial institutions with an original maturity of less than ninety days.

2.11 - Restricted Cash
Restricted cash includes collateral deposits used as security for the provision of certain services to the Company, lease deposits on office space and deposits required by customs authorities.  The restricted cash is held in highly liquid funds placed with financial institutions.

2.12 - Trade Accounts Receivable
Trade accounts receivable are recognized at their sales value, net of allowances for doubtful accounts and sales returns. The Company maintains an allowance for doubtful accounts for potential estimated losses resulting from its customers’ inability to make required payments.  The Company bases its estimates on historical collection trends and records a provision accordingly. When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables.  Subsequent recoveries, if any, of amounts previously written-off are credited against ‘Selling, general and administrative expenses’ in the consolidated statement of operations.

In addition to revenue generated directly by Numonyx, during 2009 Intel sold products to customers, invoiced customers and collected monies due from customers on behalf of the Company, under the terms of the Transition Services Agreement between Numonyx and Intel. Trade accounts receivable disclosed on the balance sheet related to revenue generated by Intel represent monies owed from end customers which have not been collected by Intel, and therefore not yet remitted to Numonyx.

2.13 - Intangible Assets
Details of intangible assets held by the Company, and the related amortization periods, are detailed below:

Loan guarantees	4 years
Loan arrangement fees	4 years
Contributed technology	3-7 years
Software and licenses	3-5 years

The carrying value of intangible assets subject to amortization is evaluated whenever changes in circumstances indicate that the carrying amount may not be recoverable.

The Company evaluates the remaining useful life of intangible assets at each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization.

2.14 - Employee Benefits

Pension Obligations
The Company sponsors various pension schemes for its employees. These schemes conform to local regulations and practices in the countries in which the Company operates. They are generally funded through payments to insurance companies or trustee-administered funds, determined by periodic actuarial calculations. Such plans include both defined benefit and defined contribution plans. A defined benefit plan is a pension plan that defines the amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation. A defined contribution plan is a pension plan under which the Company pays fixed contributions into a separate entity. The Company has no legal or constructive obligations to pay further contributions for a defined contribution plan if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The Company accounts for the overfunded and underfunded status of defined benefit plans in its consolidated financial statements as at December 31, 2009. The overfunded or underfunded status of the defined benefit plans are calculated as the difference between the fair value of plan assets and the projected benefit obligations.

For defined contribution plans, the Company pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Termination Benefits
Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for these benefits. All termination benefits payable by the Company relate to one-time benefit arrangements. A one time benefit arrangement is one that is established by a termination plan that applies to a specified termination event or for a specified future period. These one-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees.

Stock Options
During 2008, an equity incentive plan was established by the Company but no equity grants were made. During 2009, the first restricted stock unit grants were issued from the plan. Under the terms of the plan, vesting is contingent upon a qualified public offering of shares in the Company, or other change in control of the Company occurring. As at December 31, 2009, a qualified public offering was not imminent and a change in control of the Company was not considered probable and therefore no stock based compensation expense has been recorded in the consolidated statement of operations for the year ended December 31, 2009.

2.15 - Long Term Debt and Debt Obligations to Related Parties
Bank loans are recognized at historical cost. Debt obligations to related parties relate to long-term loan notes issued to shareholders in partial consideration for the assets contributed upon the formation of Numonyx, plus the interest accrued to date. The bank loan is classified as a long term liability as it is not repayable, either in part or fully, before December 31, 2010. The element of debt obligations to related parties which is expected to be repaid before December 31, 2010 is classified as a short term liability, the remainder are classified as long term liabilities.

2.16 - Share Capital
Ordinary shares and preference shares are classified as equity.

2.17 - Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the change in equity of a business during a period except those changes resulting from investment by or distributions to shareholders. In the accompanying consolidated financial statements, ‘Accumulated other comprehensive loss’ consists of the after tax effects of foreign currency translation adjustments relating to the Company’s equity investment and the impact of recognizing the underfunded status of defined benefit plans.

2.18 - Recent Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued ASC 810 (originally issued as SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”. Among other items, ASC 810 responds to concerns about the application of certain key provisions of FIN 46(R), including those regarding the transparency of the involvement with variable interest entities. ASC 810 is effective for calendar year companies beginning on January 1, 2010. The Company does not believe the adoption of ASC 810 will have a significant impact on its financial position, results of operations, cash flows, or disclosures.

On September 23, 2009, the FASB ratified Emerging Issues Task Force Issue No. 08-1, “Revenue Arrangements with Multiple Deliverables” (EITF 08-1). EITF 08-1 updates the current guidance pertaining to multiple-element revenue arrangements included in ASC Subtopic 605-25, which originated primarily from EITF 00-21, also titled “Revenue Arrangements with Multiple Deliverables.” EITF 08-1 will be effective for annual reporting periods beginning January 1, 2011 for calendar-year entities. The Company does not believe the adoption of EITF 08-1 will have a significant impact on its financial position, results of operations, cash flows, or disclosures.

The Company has evaluated subsequent events through February 28, 2010, the date the Company’s consolidated financial statements were issued.

3.  EQUITY INVESTMENT

Hynix Numonyx Semiconductor Ltd.
Upon the formation of Numonyx, STM transferred a 17% equity interest it had in a venture which it established with Hynix Semiconductor Inc.  This venture was originally established in 2004 via a signed agreement between STM and Hynix Semiconductor Inc. to build a front-end memory-manufacturing facility in Wuxi City, Jiangsu Province, China. Upon transfer of the interest to Numonyx, the venture was renamed Hynix Numonyx Semiconductor Ltd.

Numonyx’ equity interest in the venture decreased to 16% during the fourth quarter of 2008, due to an additional investment made by a new investor in the venture, Hynix Semiconductor Wuxi Ltd. Since then, Numonyx has invested an additional $100 million in the joint venture ($50 million investment made in both 2008 and 2009) to increase the Company’s equity interest. However, at the balance sheet date, Numonyx had not received final approval from the Chinese authorities for these increases in equity investment. As such, the $100 million investment is recorded as a long term prepayment within ‘Other non-current assets’ in the consolidated balance sheet. Once approval is obtained, the investment will be recorded as an increase to ‘Equity investment’, and Numonyx’ interest will increase to 21%.

Under the terms of the joint venture, Numonyx has the option to purchase from Hynix Semiconductor Inc. an additional $150 million in share capital to increase the Company’s interest in the venture to approximately 25%. The members of the joint venture also have certain put and call rights (i.e., the right to “put” and sell their interest to the other member or to “call” and purchase the other member’s interest), with the price being based on the book value, less liabilities, times the applicable ownership percentage.  In the case of the contemplated change in control of Numonyx as described in Note 24, ‘Subsequent events’, Numonyx would have the right to “put” its interest to Hynix and this would also trigger the ability of Hynix to “call” the Numonyx interest.  In addition, as happened with the transfer of STM’s interest to Numonyx upon formation of the Company, Hynix could be requested to agree to the change of control and Numonyx’s interest could be transferred to the new controlling entity, Micron Technology Inc.  Such changes are also subject to and contingent upon multiple levels of Chinese governmental approvals. The Company believes that there is no fair value associated with these options.

Although the Company does not currently own 20% of the venture, the Company uses the equity method to account for this investment based on the fact that it has the ability to exercise significant influence, but not control, over this investee coupled with the future ability to own more than 20% of this investment.

Summarized financial information of the Company’s equity investment is shown below:

2009

Operating results:
Revenues	$1,557,184
Net profit	74,392
Balance sheet:
Assets	$3,732,933
Liabilities	1,691,583

4.  TRADE ACCOUNTS RECEIVABLE, NET

Trade accounts receivable, net consisted of the following:

2009

Trade accounts receivable	$175,993
Less allowance for doubtful accounts	(2,255)
Total	$173,738

Bad debt expense in 2009 was $2.2 million.

5.  INVENTORIES

Inventories consisted of the following:

2009

Raw materials	$3,612
Work in process	403,337
Finished goods	104,051
Total	$511,000

6.  ASSETS HELD FOR SALE

On December 30, 2009, an option agreement was signed by the Company, granting STM the option to acquire the majority of the assets at the Company’s facility in Catania, Italy, including the factory building, office building and the majority of the tools and equipment located in the plant. In addition, a number of employees would transfer to STM upon execution of the option, along with all contracts related to the facilities and any other assets, liabilities and rights relating to the facilities. The agreement also specifies that the tax carrying amount of assets and any non-operating losses would also be transferred as part of the sale.  Upon execution of the option, the consideration payable would be the cancellation of $78 million of long term notes held by STM.  The option agreement expires on June 30, 2010, with an option to extend by a further three months, subject to agreement by the Company.

As a result of entering into this agreement, and upon meeting the held for sale criteria as defined under U.S. GAAP, the Company reclassified the assets to be sold from their original balance sheet classification to ‘Assets held for Sale’ and adjusted the values of these assets to fair value less costs to sell at December 31, 2009, recording the charge within ‘Impairment and restructuring charges’ in the consolidated statement of operations.  Fair value less costs to sell was based on the net consideration provided for in the option agreement.

Assets held for sale consisted of the following:

2009

Property, plant and equipment	$45,733
Long term deferred tax assets	36,114
Less impairment charge	(3,847)
Total	$78,000

As required by U.S. GAAP, the Company has ceased to record depreciation on the property, plant and equipment classified as held for sale.

7.  OTHER RECEIVABLES AND CURRENT ASSETS

Other receivables and current assets consisted of the following:

2009

Receivables from related parties	$1,622
Receivables from government agencies	54,460
Prepayments, advances and other debtors	25,678
Total	$81,760

8.  INTANGIBLE ASSETS

Intangible assets consisted of the following as at December 31, 2009:

	Gross Value	Accumulated Amortization	Net Value

Loan guarantees	$148,000	$(64,749)	$83,251
Loan arrangement fees	6,750	(2,954)	3,796
Product and process technology	10,800	(3,752)	7,048
Software development and licenses	77,767	(22,221)	55,546
December 31, 2009	$243,317	$(93,676)	$149,641

During 2009, the Company capitalized $16.5 million of software and licenses and software development costs related to significant system implementations and changes that the Company has undertaken since its formation. In addition the Company fully impaired self developed software of $14.9 million during the year. The software was contributed by STM upon the formation of Numonyx and had never been put into use by the Company. The impairment is recorded within ‘Impairment and restructuring charges’ in the consolidated statement of operations.

In March 2008, the Company obtained a $450 million bank loan plus $100 million revolving credit facility from financial institutions.  These facilities are repayable in full on March 25, 2012.  STM and Intel agreed to act as guarantors of the facilities, each company guaranteeing 50% of the outstanding balance in the event that Numonyx defaults on repayment. Both guarantees were recorded as intangible assets in order to recognize the fair value of the benefit to Numonyx of these guarantees. The guarantees were recorded at fair value at the date of issuance and are being amortized over the term of the loan, 4 years.  The amortization is recorded as interest expense.

Loan arrangement fees are costs directly related to the securing of the debt financing described above. These fees are also being amortized over the 4 year period of the loan and are recorded as part of ‘Interest expense, net’ in the consolidated statement of operations.

Product and process technology relates to technologies contributed by Intel to Numonyx upon formation of the Company. The technologies were recorded at fair value and are being amortized over their expected useful lives, 3 and 7 years respectively, within cost of sales in the consolidated statement of operations.

Software development and licenses consist of costs relating to the development of IT systems and software and of software and related licenses acquired. Software development costs include external consulting costs and payroll costs directly associated with development of the system infrastructure.  These costs were capitalized in accordance with U.S. GAAP.  Software and licenses are currently amortized over a period of between 3 and 5 years and amortization is recorded primarily within ‘Selling, general and administrative expenses’ within the consolidated statement of operations, starting when the software is placed in operation.

The aggregate amortization expense in 2009 was $60.2 million.

The estimated amortization of the existing intangible assets for the following years is:

Year	Amortization Expense

2010	$64,000
2011	60,000
2012	15,000
2013	5,000
2014	4,000
Total	$148,000

9.  PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following:

2009

Land	$570
Buildings, facilities and leasehold improvements	56,967
Machinery and Equipment	637,602
Computer and R&D Equipment	18,938
Other Tangible Assets	3,046
Construction in progress	7,276
Total Gross Cost	$724,399
Total Accumulated Depreciation	$(358,498)
Total Net Cost	$365,901

Depreciation expense for 2009 was $219.8 million. There is no depreciation expense on construction in progress.

As at December 31, 2009, Property Plant and Equipment totaling $43.8 million (comprising $45.7 million original net book value less $1.9 million impairment) were reported as a component of the line ‘Assets held for Sale’ on the consolidated balance sheet, relating to the Company’s facility in Catania, Italy for which a sale option agreement was signed, as explained in Note 6, ‘Assets Held for Sale’.

10.  OTHER INVESTMENTS AND NON-CURRENT ASSETS

2009

Payments for additional equity investment	$100,000
Fair value of the favorable operating lease	64,511
Long term receivable related to tax refund	42,128
Related party receivable	24,048
Deposits	3,001
Total	$233,688

The investment in related party relates to payments made to Hynix Numonyx Semiconductor Ltd., to increase the Company’s equity stake in the Company, but which have not yet been approved by Chinese authorities.

The favorable operating lease relates to the Company’s manufacturing facility in Israel. This relates to the fair value of the future minimum lease payments that were included as part of the assets contributed by Intel upon the formation of Numonyx.  This is being amortized over the period of the lease, 24 years.

The long term receivable related to tax refund is a tax credit in Italy which was generated through the operations of STM Italy, before the operations were contributed to Numonyx. Upon the formation of Numonyx, a long term liability was established as the amounts received from the Italian government will be reimbursed to STM.   Such amount is included within ‘Other non-current liabilities’ in the consolidated balance sheet.

The related party receivable relates to an end of employment liability in Italy, for employees transferred from STM Italy to Numonyx Italy and for which STM have agreed to reimburse Numonyx. The payable portion of this balance is also included within pension liability in the consolidated balance sheet.

Deposits relate mainly to rental deposits on leased office buildings and deposits paid to service providers.

11.  OTHER PAYABLES AND ACCRUED LIABILITIES

2009

Taxes other than income tax	$12,327
Salaries, wages and social charges	66,960
Provision for restructuring	4,041
Deferred income on shipments to distributors	12,649
Current portion of pension liability	2,268
Accrued income tax	9,350
Other accrued liabilities	32,553
Total	$140,148

Within current portion of pension liability above, $1.4 million relates to the Italy end of employment fund. This amount is shown also as a receivable from related party within ‘Other investments and non-current assets’ as the amount will be reimbursed to Numonyx by STM.

12.  POST-RETIREMENT AND OTHER LONG-TERM EMPLOYEE BENEFITS

The Company has a number of defined benefit pension plans covering employees in various countries. The plans provide for pension benefits, the amounts of which are calculated based on factors such as years of service and employee compensation levels. Eligibility is generally determined in accordance with the local statutory requirements.  The Company’s major defined benefit pension plans and long-term employee benefit plans are in Israel, Italy, Switzerland, Japan, Korea, and Philippines.

The Company adopted the provisions of U.S. GAAP which require that the funded status of defined benefit post-retirement plans be recognized on the consolidated balance sheet, and changes in the funded status be reflected in comprehensive income. U.S. GAAP also requires the measurement date of the plan’s funded status to be the same as the Company’s financial year-end.  The measurement date for all plans was the Company’s financial year end.

On December 31, 2009, the Company adopted changes issued by the FASB to employers’ disclosures about postretirement benefit plan assets. These changes provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. This guidance is intended to ensure that an employer meets the objectives of the disclosures about plan assets in an employer’s defined benefit pension or other postretirement plan to provide users of financial statements with an understanding of the following: how investment allocation decisions are made; the major categories of plan assets; the inputs and valuation techniques used to measure the fair value of plan assets; the effect of fair value measurements using significant unobservable inputs on changes in plan assets; and significant concentrations of risk within plan assets. Other than the required disclosures, the adoption of these changes had no impact on the consolidated financial statements.

Funding Policy
The Company’s practice is to fund the various pension plans in amounts at least sufficient to meet the minimum requirements of applicable local laws and regulations. The assets of the various plans are invested in corporate equities, corporate debt securities, government debt securities, and other institutional arrangements. The portfolio of each plan depends on plan design and applicable local laws. Depending on the design of the plan, local customs, and market circumstances, the liabilities of a plan may exceed qualified plan assets.

Benefit Obligation and Plan Assets
The changes in the benefit obligation and plan assets for the plans described above were as follows:

2009

Change in projected benefit obligation:
Benefit obligation at beginning of period	$60,165
Service cost	5,018
Interest cost	3,143
Plan participant contributions	397
Actuarial (gain)/loss	3,521
Benefits paid	(6,305)
Benefit obligation of acquired business	-
Currency exchange impact	5,138
Other	(89)
Ending projected benefit obligation	$70,988

2009

Change in plan assets:
Fair value of the assets at beginning of the period	$29,069
Actual return on plan assets	3,184
Employer contributions	7,977
Plan participants’ contributions	397
Benefits paid	(6,305)
Plan assets of acquired business	-
Currency impact	1,486
Other	1,622
Ending fair value of plan assets	$37,430

Amounts recognized in the consolidated balance sheet are as follows:

2009

Current liabilities	$2,268
Non-current liabilities	31,290
Total	$33,558

Amounts recognized in accumulated other comprehensive income / (loss) net of taxes are as follows:

2009

Net actuarial loss	$(3,327)
Total	$(3,327)

The estimated amounts that will be amortized from ‘Accumulated other comprehensive loss’ at December 31, 2009 into net periodic benefit cost (pre-tax) in 2010 is $0.1 million.

Change in accumulated other comprehensive income (loss) net of taxes are as follows:

2009

Net actuarial loss at beginning of the period	$(417)
Amortization of actuarial loss	370
Current year actuarial loss	(3,280)
Total	$(3,327)

Included in the aggregate data in the tables below are the amounts applicable to our pension plans with accumulated benefit obligations in excess of plan assets, as well as plans with projected benefit obligations in excess of plan assets. Amounts related to such plans were as follows:

2009

Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	$69,420
Fair value of plan assets	$37,430
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	$70,988
Fair value of plan assets	$37,430

Assumptions
Weighted-average assumptions used in the determination of the benefit obligations were as follows:

2009

Discount rate	5.09%
Average increase in compensation	3.90%

Weighted-average actuarial assumptions used to determine costs for the plans were as follows:

2009

Discount rate	5.19%
Expected long term rate on plan assets	4.88%
Average increase in compensation	3.24%

The discount rate was determined by analyzing long term corporate AA bond rates and matching the bond maturity with the average duration of the pension liabilities.  In certain markets where there are not corporate bonds, government bond rates are used.

Net Periodic Benefit Cost
The net periodic benefit cost for the plans included the following components:

2009

Service cost	$5,018
Interest cost	3,143
Expected return on plan assets	(1,581)
Other	(632)
Net periodic pension cost	$5,948

Plan Assets
The plans’ investments are managed predominantly by insurance companies, and to a lesser extent by third-party trustees, or pension funds consistent with regulations or market practice of the country where the assets are invested. Investments that are managed by qualified insurance companies or pension funds under standard contracts follow local regulations, and the Company is not actively involved in the investment strategy. In general, the investment strategy followed is designed to accumulate a diversified portfolio among markets, asset classes, or individual securities in order to reduce market risk and assure that the pension assets are available to pay benefits as they come due. Alternatively, individual plan members may decide on individual investment strategies for their plan. As such, the Company does not set target allocations of plan assets and does not measure actual allocations of plan assets versus target allocations.

The fair value of plan assets by asset type as at December 31, 2009 are summarized below:

Asset Category	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Insurance contracts	$37,430	-	$37,430	-
Total	$37,430	-	$37,430	-

Funding Expectations
Expected funding for the plans during 2010 is approximately $7 million.

Estimated Future Benefit Payments
Estimated benefits to be paid from the Company’s pension plans through 2019 are as follows:

Years	Pension Benefits

2010	4,192
2011	4,909
2012	4,610
2013	5,225
2014	5,628
From 2015 to 2019	28,324

13.  SHARE BASED COMPENSATION

During 2008, an equity incentive plan was established by the Company, but no equity grants were made. 25 million stock units are available for issuance under the plan. During 2009, the first restricted stock unit grants were issued from the plan.  The stock units vest over 3 or 4 years from the grant date. However, vesting is also contingent upon a change in control of the Company taking place. The vesting of certain grants made to Executive Officers of the Company are contingent on certain performance targets being met each year and the change in control provision noted above.

As the share capital of the Company is not currently traded on any Exchange, the value assigned to stock grants is based on the fair value of the equity of the Company at the time the grants were made.

Under the terms of the equity incentive plan, vesting is contingent upon a qualified public offering of shares in the Company, or other change in control of the Company occurring.  As at December 31, 2009, because any change in control was contingent upon circumstances beyond the Company’s control, no stock based compensation expense has been recorded in the consolidated statement of operations for the year ended December 31, 2009.

Restricted stock unit activity during 2009 is detailed below:

(In Thousands, except weighted average fair value amounts)	Number of shares	Weighted average fair value

As at December 31, 2008	-	$-
Granted	11,180	2.83
Vested	-	-
Forfeited	(468)	2.83
As at December 31, 2009	10,712	$2.83

Expected to vest as of December 31, 2009	10,712	$2.83

14.  LONG-TERM DEBT AND DEBT OBLIGATIONS TO RELATED PARTIES

Debt obligations to related parties
Upon the formation of Numonyx, long-term notes were issued to STM, Intel, and FP valued at $155,572, $144,428 and $19,087 respectively.  The notes are payable upon the earlier of liquidation of the Company, or March 31, 2038.  The interest rate applied to these notes is 9.5% and is payable in the form of additional notes until 2015.  Interest also accrues, at the same rate, on the new notes issued. After 2015, the interest is payable in the form of cash.  Interest on these notes is recorded as interest expense in the consolidated statement of operations. Total interest accrued during the year ended December 31, 2009 was $32.5 million and is included within ‘Debt obligations to related parties’ in the consolidated balance sheet.

The long-term loan notes include covenants which prevent the Company and its subsidiaries from taking on additional debt in excess of $100 million if the total existing debt recorded on the balance sheet is $1,250 million or less, or additional debt in excess of $50 million if the total existing debt recorded on the balance sheet is more than $1,250 million. In addition, the Company may not issue new equity or securities exchangeable into equity that would rank senior to or on parity with the long-term loan notes and may not make dividend distributions other than distributions between subsidiaries of the Company and distributions on the preferred shares.  Repayment of the debt obligations to related parties is subordinated to repayment of debt obligations to third parties.

On December 30, 2009 an option agreement was signed by Numonyx and STM, granting STM the option to acquire from Numonyx the majority of the assets held at the Company’s facility in Catania, Italy. In consideration for the assets, STM agreed that $78 million of the notes issued to them by Numonyx would be cancelled on completion of the sale. As the option agreement expires on June 30, 2009 with an option to extend by a further three months, these loan notes have been reclassified to short term debt on the consolidated balance sheet.

Debt obligations to third parties
Long term debt obligations to third parties consisted of the following as at December 31, 2009:

2009

Bank loan	$450,000
Finance lease obligations	1,616
Total	$451,616

Upon formation, the Company entered into a dollar term loan facility in the amount of $450 million and a multicurrency revolving loan facility in the amount of $100 million.  As at December 31, 2009, the $100 million revolving facility had not been drawn down. The facilities are repayable in full on March 25, 2012. Interest of three-month LIBOR + 60 basis points is payable every 3 months and is recorded within interest expense in the consolidated statement of operations.

Covenants on the loan facility include a mandatory prepayment of 50% of the facility by the borrowers if the credit rating of either Intel or STM were to be downgraded to a rating by Moody’s that is below Baa3 or by Standard and Poor’s that is below BBB-. In addition, should Intel or STM take on debt at or in excess of $500 million, then the facility would become immediately repayable.

The assessment of fair value of the debt obligation to third parties would require the determination of an appropriate credit spread over the benchmark rates for a facility similar to that held by the Company and the application of an adjustment factor for, amongst other factors, illiquidity. The Company has not sought additional similar funding since formation, particularly given market conditions impacting the availability of credit.

Finance lease obligations relate to Machinery and Equipment purchased by the Company during the year. The short term element of finance lease obligations is recorded within ‘Current portion of long-term debt’ in the consolidated balance sheet.

Aggregate future maturities of total long term debt outstanding (including current portion) are as follows:

2009

2010	$78,941
2011	1,077
2012	450,539
2013	-
2014	-
Thereafter	296,297
Total	$826,854

15.  OTHER NON-CURRENT LIABILITIES

2009

Related party payable	$42,489
Other	3,373
Total	$45,862

The related party payable relates to a tax credit in Italy. This tax credit, which is also shown as a long term receivable in the consolidated balance sheet of Numonyx, was generated through the operations of STM Italy, before the operations were contributed to Numonyx. Since the tax credit was generated by STM, when the tax credit is paid by the Italian authorities to Numonyx, the Company will reimburse STM.

16.  SHAREHOLDERS’ EQUITY

Outstanding Shares
The authorized share capital of the Company amounts to EUR 264,205,965. It is divided into:

•	250,000,000 ordinary shares of one Euro each;
•	14,204,545 convertible preferred shares ‘A’ of one Euro each; and
•	142,045 preferred shares ‘A-1’ of one eurocent (EUR 0.01) each.

As at December 31, 2009, 210,700,758 ordinary shares were issued.

Preference Shares
As at December 31, 2009, the Company had issued 14,204,545 convertible preferred shares ‘A’ to FP. These preference shares entitle the holder to full voting rights and to a preferential right to distributions upon liquidation or change in control of the Company.  Specifically the holders are entitled to a repayment of 1.85 times the original issue price of the shares. The preferred shares ‘A’ may be converted into preferred shares ‘A-1’ or ordinary shares, on terms agreed between the Company and the holders of the preferred shares ‘A’.  Such terms must be unanimously approved at a General Meeting of the shareholders.

The preferred shares ‘A-1’ entitle holders to a repayment of 1.85 times the original issue price of the shares and also to an amount out of the annual profits equal to 1% of the weighted average of the par value of their shares during the financial year. The dividend preference is non-cumulative.  The shares also carry voting rights. No preferred shares ‘A-1’ had been issued at the balance sheet date.

17.  OTHER INCOME AND EXPENSES, NET

Other income and expenses, net, consisted of the following:

2009

Foreign exchange gains	$(1,777)
Gain on sale of other non-current assets, net	(1,157)
Other	2,327
Total	$(607)

18.  IMPAIRMENT AND RESTRUCTURING CHARGES

Impairment and restructuring charges consisted of the following:

2009

Impairment charges	$18,703
Restructuring charges	8,701
Total	$27,404

The impairment charges are explained in Note 6, ‘Assets held for Sale’ and Note 8, ‘Intangible Assets’.

In 2009, the Company reversed $3.7 million of the provision related to the action in the California Technology Center as a result of a subsequent decision to retain a number of employees that were previously expected to be terminated.

During 2009, the Company incurred charges of $8.1 million in employee severance costs related to a workforce reduction action across multiple sites, as part of a program to reduce costs in response to the global economic crisis.  These charges were incurred due to the termination of approximately 130 employees. The Company also incurred an additional $4.3 million in employee severance costs related to personnel at Pudong, China.

The Company may incur additional restructuring charges in the future for employee severance and benefit arrangements, and facility-related or other exit activities.

Restructuring charges incurred during 2009 are summarized as follows:

2009

Provision as at January 1, 2009	$8,541
Charges incurred during the period	8,701
Change in estimate related to reduction in force	(3,739)
Amounts paid	(9,462)
Provision as at December 31, 2009	$4,041

19.  INTEREST INCOME AND EXPENSES

Interest income and expense consisted of the following:

2009

Amortization of loan guarantees	$36,999
Interest on debt obligations to related parties	32,475
Interest on long-term debt	5,488
Other interest	827
Total interest expense	75,789
Interest income	1,340
Total interest expense, net	$74,449

20.  INCOME TAXES

The provision for income taxes consists of the following components:

2009

Current:
Netherlands	$-
Foreign	20,800
Total current	20,800
Deferred:
Netherlands	-
Foreign	(271)
Total deferred	(271)
Total provision for income taxes	$20,529

The loss before provision for income taxes included a loss from the Netherlands of approximately $57.6 million and losses of approximately $168.7 million from other foreign subsidiaries during fiscal year 2009.

The provision for income taxes differs from the amount estimated by applying the statutory Netherlands income tax rate of 25.5% to income before provision for income taxes as follows:

2009

Provision computed at Dutch statutory rate	$(57,694)
Foreign rate differential	(2,040)
Permanent differences	463
Research and development tax credits	(2,055)
Current year losses not benefited	78,319
Others	3,536
Provision for income taxes	$20,529
Effective tax rate	(9.1%)

The components of deferred tax assets and liabilities consisted of the following:

2009

Deferred tax assets:
Accrued compensation	$2,820
Other reserves and accruals	-
Accounts receivable	157
Fixed assets	60,438
Inventory	4,854
Unrealized foreign exchange loss	182
Research and development credit carryover	2,618
Net operating loss carryover	99,850
Others	1,607
Total deferred tax assets	172,526
Less: valuation allowance	(129,626)
Net deferred tax assets	42,900

Deferred tax liabilities:
Accrued compensation	(1,643)
Fixed assets	(2)
Inventory	(169)
Accounts receivable	(352)
Unrealized foreign exchange gain	(822)
Others	(1,140)
Total deferred tax liabilities	(4,128)
Total net deferred tax assets	$38,772

In addition to the net deferred tax assets shown above, $36.1 million of deferred tax assets relating to the Company’s facilities in Catania, Italy are recorded within ‘Assets held for Sale’ on the consolidated balance sheet.

In evaluating its ability to utilize its deferred tax assets in future periods, the Company considered all available positive and negative factors. The Company considered various sources of taxable income including future reversals of existing taxable temporary differences, taxable income in prior carryback years if carryback is permitted under the tax law, tax planning strategies that would, if necessary, be implemented to prevent a loss carryforward or tax credit carryforward from expiring unused and predictions of future taxable income exclusive of reversing temporary differences and carryforwards.  As a result, the Company determined a valuation allowance of $129.6 million was required as at December 31, 2009.  After consideration of the valuation allowance, the Company had total net deferred tax assets of approximately $74.9 million as at December 31, 2009 ($36.1 million of which is classified as ‘Assets held for sale’). The net deferred tax assets are primarily comprised of net operating loss carryforwards and future deductible amounts relating primarily to fixed assets.

As at December 31, 2009, the Company had net operating loss and capital allowance carryforwards of approximately $339 million combined for The Netherlands and Switzerland, $125 million in Singapore, $25 million in Italy and $1million in the Philippines. For the carryforwards related to The Netherlands and Switzerland, the Company currently estimates that 100% relate to The Netherlands. This assumption may change. The Company, however, has recorded a full valuation allowance against this portion of the carryforwards. In addition in 2008, the Company had approximately $23 million of operating loss and capital allowances carryforwards in Malaysia, but these have been absorbed by profits earned during 2009. The net operating loss carryforwards in The Netherlands and Italy can be carried forward for 9 years and 5 years respectively. The net operating loss carryforwards in the Philippines can be carried forward for 3 years and the net operating loss carryforwards in Singapore can be carried forward indefinitely.

The expiration of the tax losses carried forward as at December 31, 2009, on which no deferred tax has been recognized, is summarized below:

Expires by:	2009

2010	$-
2011	23,768
2012	1,937
2013	-
2014	-
After 2014	463,897
Total	$489,602
Unrecognized tax credits	436

The valuation allowances are mainly provided against net deferred tax assets in the Netherlands, Italy and Singapore. In the event that all of the deferred tax assets become realizable, the reversal of the valuation allowance would result in a $129.6 million reduction in income tax expense.

Unrecognized Tax Benefits

The changes in the gross amount of unrecognized tax benefits are as follows:

2009

Beginning of the year	$2,369
Gross amount of the decrease in unrecognized tax benefits of tax positions taken during a prior year	(629)
Gross amount of the increases in unrecognized tax benefits as a result of tax positions taken during the current year	3,460
End of year	$5,200

As at December 31, 2009, $5.2 million of unrecognized tax benefits would, if recognized, reduce the effective tax rate.

No significant changes in unrecognized taxed benefits are anticipated within the next 12 months.  The Company will re-evaluate its income tax positions on a quarterly basis to consider factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled matters under audit, and new audit activity. Such a change in recognition or measurement would result in recognition of a tax benefit or an additional charge to the tax provision.

Upon adoption of ASC 740 the Company adopted an accounting policy to classify interest and penalties on unrecognized tax benefits as income tax expense.  The total amount of interest and penalties recognized in the consolidated statement of operations during fiscal 2009 was $0.4 million. The Company has filed its initial tax returns in most of its jurisdictions. The Company’s major jurisdictions include the Netherlands, Switzerland, U.S., Japan, Singapore, Israel, Italy, Malaysia, and Philippines, all of which are subject to exam by income tax authorities for 2009.

The Netherlands statute of limitations will remain open until December 31, 2013. The Switzerland statute of limitations will remain open until December 31, 2018. The U.S. and Israel statutes of limitations will remain open until three years after the returns are filed.  In certain instances, Israel may extend its statute of limitations.  The Japan, Singapore, and Malaysia statutes of limitations will remain open until December 31, 2014. The Italy statute of limitations will remain open until December 31, 2014. The Philippines provides no statute of limitations with regard to transfer pricing.  Therefore, the Philippines return will remain open indefinitely.

21.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial Risk Factors
The Company is exposed to changes in financial market conditions in the normal course of business due to its operations in different foreign currencies and its ongoing investing and financing activities. The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, interest rate risk, and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize the volatility on the Company’s financial performance. The Company uses forward exchange contracts and currency options to hedge certain risk exposures. Risk management is carried out by a central Corporate Treasury Department, reporting to the Chief Financial Officer. Corporate Treasury identifies, evaluates and hedges financial risks in close cooperation with the Company’s operating units.  Treasury activities are regulated by the Company’s policies, which define procedures, objectives and controls. The policies focus on the management of financial risk in terms of exposure to market risk, credit risk and liquidity risk. Most treasury activities are centralized, with any local activities subject to oversight from the Company. The majority of cash and cash equivalents is held in US dollars and is deposited with financial institutions. Marginal amounts are held in Euro, Japanese Yen and Singapore Dollar.

Foreign currency hedging transactions are performed only to hedge exposures deriving from industrial and commercial activities.

Foreign exchange risk
The Company conducts its business on a global basis in various major international currencies. Foreign exchange risk arises when recognized assets and liabilities as well as cash flows are denominated in a currency that is not the Company’s functional currency. The majority of these transactions relate to purchases and certain other assets and liabilities arising in intercompany transactions denominated in foreign currencies.

Management has established a policy to hedge significant foreign exchange risk exposure through financial instruments transacted by Corporate Treasury.  Foreign currency hedging transactions are performed only to hedge exposures deriving from industrial and commercial activities. The Company uses forward exchange contracts and options to hedge certain balance sheet risk exposures. These instruments do not qualify as hedging instruments and as such are accounted for at fair value with changes in fair value accounted for in the consolidated statement of operations. The notional value of these instruments at December 31, 2009 totaled $100.8 million. All of the transactions were entered into during the fourth quarter of 2009 and the currencies covered were the Euro, the Israeli Shekel, the Singapore Dollar and the Swiss Franc.  During 2009, the Company realized net losses of $0.6 million for contracts settled during the year. The losses are recorded within ‘Other income and expenses, net’ in the consolidated statement of operation. The amounts recorded in the consolidated balance sheet as at December 31, 2009 was $0.

Interest rate risk
Interest rate risk is minimized as the Company’s bank borrowings and deposits are held on a floating rate basis.

Credit risk
The Company selects banks and/or financial institutions that operate with the group based on the criteria of long term rating from at least two of the major Rating Agencies and keeping within prescribed diversification and limit guidelines.

The Company monitors the credit worthiness of its customers to which it grants credit terms in the normal course of business. For sales made by Intel on behalf of Numonyx, in line with the ‘Transition Services Agreements’, this monitoring was performed by Intel on behalf of Numonyx. If certain customers are independently rated, these ratings are used. Otherwise, if there is no independent rating, the Company assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal and external ratings in accordance with limits set by management. The utilization of credit limits is regularly monitored. Reserves are provided for estimated amounts of accounts receivable that may not be collected.

At December 31, 2009, two customers represented approximately 35% of trade accounts receivable, net. Any remaining concentrations of credit risk with respect to trade receivables are limited due to the large number of customers and their dispersion across many geographic areas.

Liquidity risk
Prudent liquidity risk management includes maintaining sufficient cash and cash equivalents, short term deposits, and availability of funding from an adequate amount of committed credit facilities. The Company’s objective is to maintain sufficient funds in instruments that can be easily converted to cash.

22.  COMMITMENTS

The Company’s commitments as at December 31, 2009 were as follows:

	Total	2010	2011	2012	2013	2014	Thereafter

Operating Leases	$63,739	$8,032	$7,654	$6,405	$6,380	$5,147	$30,121
Purchase Commitments	486,556	320,608	54,631	53,623	32,125	25,569	-
of which:
Equipment and other asset purchases	29,060	28,762	298	-	-	-	-
Transition Service and Supply Agreement Fees	2,988	2,988	-	-	-	-	-
Other operational expenses	454,508	288,858	54,333	53,623	32,125	25,569	-

Total	$550,295	$328,640	$62,285	$60,028	$38,505	$30,716	$30,121

The Company leases land, buildings and equipment under operating leases that expire at various dates under non-cancellable operating leases.  Operating lease expense was approximately $10 million in 2009.

Purchase commitments consist primarily of purchases of tangible fixed asset and goods and services under non-cancellable contracts and of fees payable to Intel under the Transition Services Agreement.

23.  RELATED PARTY TRANSACTIONS

As described in Note 1, ‘The Company’, STM, Intel and FP own 48.6%, 45.1% and 6.3% voting ownership in Numonyx, respectively. The Company has an eight member governing body (“Supervisory Board”) which is composed of three members nominated by STM, three members nominated by Intel and two members nominated by FP. Each shareholder unilaterally nominates its chosen members to the Supervisory Board as long as there are no significant changes in their investment in Numonyx.

The ordinary shares in the Company are owned by STM and Intel and the Preferred Shares ‘A’ are owned by FP. The ordinary shares have the same voting rights as the preferred shares.

During the year ended December 31, 2009, Numonyx recorded sales and incurred expenses that related to business conducted with Intel, STM, and Hynix and had transactions with FP.  The following tables and notes present the significant related party transactions and account balances with these related parties.

Intel:

Transactions during the year ended December 31, 2009:

2009

Net Sales to Intel	$487

Supply Agreement (1)	96,834
Service Agreement (2)	14,664
Transition Service Agreement Fees (3)	39,814
Period Costs (4)	289,998

(1)	During 2009, Numonyx purchased wafers from Intel’s facility in Ireland. These costs are recorded within cost of sales. This supply agreement ended during 2009.
(2)
Intel’s Pudong facility performs research and development and assembly/test services for Numonyx. These costs are primarily recorded within cost of sales and research and development expenses. This service agreement substantially ended during 2009.

(3)
These expenses include supply chain, procurement, site manufacturing, information technology, human resource, and finance and accounting services. These costs are primarily recorded within cost of sales and selling, general and administrative expenses. The transition service agreement substantially ended in 2009.

(4)	Intel incurs facility-related expenses on Numonyx’ behalf for the Israel and Philippines sites. These costs are recorded primarily within cost of sales. These costs substantially ended during 2009.

Balances as at December 31, 2009:

2009

Trade Accounts Receivable from Intel, net (1)	$8,686
Prepaid operating lease with Intel (2)	64,511
Accounts payable to Intel (3)	37,586
Other receivables from Intel	1,589

(1)
Trade accounts receivable from Intel, net represents monies outstanding from customers to Intel, and therefore not yet remitted to Numonyx, relating to revenues generated by Intel on behalf of Numonyx.

(2)	See Note 10, ‘Other Investments and Non Current assets’ for an explanation of the prepaid operating lease.
(3)
Accounts payable and other accrued liabilities to Intel relate to amounts payable by Numonyx for supply agreement, service agreement and other services provided by Intel under the Transition Services Agreement.

In addition, as explained in Note 14 ‘Long Term Debt and Debt Obligations to Related Parties’, Intel holds a long-term loan note from Numonyx, valued at $144.4 million plus accrued interest of $25.0 million at the balance sheet date. Intel also acted as guarantor, in conjunction with STM, of the bank loan obtained by Numonyx upon formation. The fair value of the benefit of this guarantee is recorded within ‘Intangible Assets, Net’ in the consolidated balance sheet.

STM:

Transactions during the year ended December 31, 2009:

2009

Transition Services Agreement Fees (1)	$10,136
Cost sharing arrangement (2)	29,669
Period costs (3)	16,198

(1)
These expenses include supply chain, procurement, information technology, human resource, and finance and accounting services provided by STM to Numonyx. These costs are primarily recorded within cost of sales and selling, general and administrative expenses.  The transition services agreement substantially ended during 2009.

(2)
The cost sharing arrangement is an agreement with STM in relation to the Company’s facility in Agrate, Italy, under which facilities and certain costs are shared between STM and Numonyx. The number disclosed above is the net costs paid by Numonyx to STM during the period.

(3)
These costs relate primarily to utilities costs at shared manufacturing facilities. The costs incurred by Numonyx as disclosed above are net of recharges made by Numonyx to STM and are primarily recorded within cost of sales and selling, general and administrative expenses.

Balances as at December 31, 2009:

2009

Other current receivables from STM (2)	$1,622
Other long term receivable from STM (1)	24,048
Accounts payable to STM (3)	5,400
Other long term payable to STM (4)	42,489

(1)	The long term receivable from STM relates to the end of employment fund in Italy (see Note 10, ‘Other Investments and Non-Current Assets’).
(2)	Other current receivables from STM relate to non-trade receivables.
(3)	Accounts payable to STM relate to Transition Services Agreements fees and the Cost Sharing Arrangement in Italy.
(4)	The long term payable to STM relates to a tax refund in Italy (see Note 10, ‘Other Investments and Non-Current Assets’ and Note 15, ‘Other Non Current Liabilities’.

In addition, as detailed in Note 14 ‘Long Term Debt and Debt Obligations to Related Parties’, STM holds a long-term loan note from Numonyx, valued at $155.6 million plus accrued interest of $26.9 million at the balance sheet date.  The loan note is split into a short term element of $78 million, and a long term element of $104.5 million. STM also acted as guarantor, in conjunction with Intel, of the bank loan obtained by Numonyx upon formation. The fair value of the benefit of this guarantee is recorded within Intangible Assets, Net.

Francisco Partners:
As described in Note 1, ‘The Company’, upon formation of Numonyx on March 30, 2008, FP contributed $150 million in cash in exchange for preference shares representing a 6.3% equity interest in the newly formed Company, and a long-term loan note valued at $19.1 million, which is classified within debt obligations to related parties on the consolidated balance sheet. As at December 31, 2009, accrued interest on the loan note totaled $3.3 million.

Hynix Numonyx Semiconductor Ltd.:
As described in Note 3, ‘Equity Investments’, STM contributed their interest in a venture with Hynix Semiconductor upon formation of Numonyx.

Transactions during the year ended December 31, 2009:

2009

Purchases of semi-finished product	$268,000

Balances as at December 31, 2009:

2009

Payments for additional equity interest	$100,000
Accounts payable to Hynix Numonyx Semiconductor Ltd.	22,680
Other accrued liabilities to Hynix Numonyx Semiconductor Ltd	11,113

24.  SUBSEQUENT EVENTS

On February 9, 2010, the Company entered into a definitive agreement with Micron Technology Inc. under which Micron has agreed to purchase the entire share capital of Numonyx in exchange for a minimum of 140 million Micron common shares. An additional 10 million common shares may be payable to Numonyx shareholders to the extent the volume weighted average price of Micron shares for the 20 trading days, ending two days prior to the close of the transaction, ranges between $7.00 and $9.00 per share. As part of deal closing, the long term related party loan notes will also be cancelled via a capital contribution. The transaction is subject to regulatory review and other customer closing conditions and is currently anticipated to close within 4 to 6 months of the date this definitive agreement was signed.